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                                                                      EXHIBIT 12

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                        (THOUSANDS OF DOLLARS)
                                                                        YEAR ENDED DECEMBER 31
                                                       --------------------------------------------------------
                                                         1998        1997        1996        1995        1994
                                                       --------    --------    --------    --------    --------
EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES:
  Income from continuing operations before income
    taxes..........................................    $755,000    $630,900    $502,700    $351,790    $292,830
  Deduct/add equity in undistributed (earnings)
    loss of fifty-percent-or-less-owned
    companies......................................     (24,070)    (19,470)    (12,310)    (17,770)    106,200
  Add interest on indebtedness, net................      86,230      80,390      74,790      73,400      60,360
  Add amortization of debt expense.................       1,230       1,260       1,400       1,930       2,220
  Add estimated interest factor for rentals........      10,000       8,150       6,150       4,970       4,220
                                                       --------    --------    --------    --------    --------
  Earnings before income taxes and fixed charges...    $828,390    $701,230    $572,730    $414,320    $465,830
                                                       ========    ========    ========    ========    ========
FIXED CHARGES:
  Interest on indebtedness.........................    $ 90,320    $ 83,520    $ 77,250    $ 76,460    $ 63,220
  Amortization of debt expense.....................       1,230       1,260       1,400       1,930       2,220
  Estimated interest factor for rentals............      10,000       8,150       6,150       4,970       4,220
                                                       --------    --------    --------    --------    --------
  Fixed charges....................................    $101,550    $ 92,930    $ 84,800    $ 83,360    $ 69,660
                                                       ========    ========    ========    ========    ========
Ratio of earnings to fixed charges.................         8.2         7.5         6.8         5.0         6.7
                                                       ========    ========    ========    ========    ========
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